Rule 424(b)(3)
                                             Registration No. 333-06335


PRICING SUPPLEMENT NO. 12           TO PROSPECTUS DATED JULY 30, 1996
                                       (As supplemented August 8, 1996)


                          IBM CREDIT CORPORATION

                            MEDIUM-TERM NOTES
                            (Fixed Rate Note)

                (Due One Year or More from Date of Issue)

Designation:  Fixed Rate           Original Issue Date:
 Medium-Term Notes Due              October 15, 1996
 October 15, 2001


Principal Amount:  $20,000,000     Maturity Date:
                                    October 15, 2001

Issue Price (as a percentage of    Regular Record Dates:
 Principal Amount):  see below        Fifteenth calendar day, whether or not
                                    a Business Day, immediately preceding
                                    the corresponding Interest Payment Date


Interest Rate:  6.51% per annum    Interest Payment Dates:
                                    The 15th day of each month commencing
                                    November 15, 1996 and ending on the
                                    Maturity Date


Commission or discount (as a       CUSIP: 449 22L 2S4
 percentage of Principal
 Amount): 1.20%

Redemption Provisions:
 The Notes are redeemable at the
 option of the Company on the October 15, 1997
 Interest Payment Date and on each April 15th and October 15th Interest Payment Date thereafter.
                                   Form: [X] Book-Entry
                                         [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

                                 INTEREST


     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.


                                REDEMPTION

     The Notes are redeemable by the Company on the October 15, 1997 Interest Payment Date and on each April 15th and October 15th Interest Payment Date thereafter in whole but not in part, on at least 30 days prior notice at a redemption price of 100% of the principal amount thereof plus accrued interest theron to the date of redemption.


                           PLAN OF DISTRIBUTION

     The Notes will be sold to Merrill Lynch, Pierce, Fenner and Smith Inc. at 98.80% of the aggregate Principal Amount set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.


Dated:  October 9, 1996